SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of

the Securities Exchange Act of 1934

Check the appropriate box:
☐ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒ Definitive Information Statement

CHINA ENERGY CORPORATION
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

NOTICE OF ACTION TAKEN PURSUANT TO
WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

To the Stockholders of China Energy Corporation:

This Notice and the accompanying Information Statement are being furnished to the stockholders of China Energy Corporation, a Nevada corporation (the “Company”), in connection with the approval of resolutions by the Company’s Board of Directors (“Board”) and action taken by the holders of a majority of the issued and outstanding voting securities of the Company, approving amendments to our Articles of Incorporation (the “Articles of Incorporation”) to (i) effect a reverse stock split of our common stock on the basis of one share for every three outstanding shares (the “Reverse Split”),  (ii) provide for a class of blank check preferred stock, (iii) confirm the number of directors that can be nominated to the board of the Company and (iv) make additional changes to the Articles of Incorporation as hereafter described in this Information Statement.  The implementation of the Reverse Split will be taken at such future date as determined by the Board of Directors, as evidenced by a filing with the Secretary of State of the State of Nevada, but in no event earlier than the 20th day after this Information Statement is mailed or furnished to the stockholders of record as of November 2, 2010.  Moreover, although the Reverse Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Split prior to the proposed effective date if it determines that abandoning the Reverse Split is in the best interests of the Company. The resolutions adopted by the Board and the written consents of the stockholders give us the authority to file a Certificate of Amendment reflecting the specific changes to the Articles of Incorporation (“Certificate of Amendment”) and a separate Amended and Restated Articles of Incorporation substantially in the form attached hereto as Exhibit A.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information.

By order of our Board of Directors,

/s/	WenXiang Ding
WenXiang Ding
President, Chief Executive Officer and Director

Dated: November 26, 2010

INFORMATION STATEMENT

OF

CHINA ENERGY CORPORATION

NO 57 XINHUA EAST STREET
 HOHHOT
INNER MONGOLIA F4 010010

THIS INFORMATION STATEMENT IS BEING PROVIDED
TO YOU BY THE BOARD OF DIRECTORS OF
CHINA ENERGY CORPORATION

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY

This Information Statement is being mailed or furnished to the stockholders of China Energy Corporation, a Nevada corporation (the “Company”), in connection with the authorization of the corporate action described below by the Company’s Board of Directors (“Board”) at a meeting held on October 21, 2010, and the approval of such corporate action by the written consent, dated October 21, 2010, of the stockholders of the Company entitled to vote a majority of the aggregate shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) outstanding on such date.  Stockholders holding in the aggregate 30,589,107 shares of Common Stock or 68% of the Common Stock outstanding on such date, approved the corporate action described below. Accordingly, all necessary corporate approvals in connection with the matters referred to herein have been obtained and this Information Statement is furnished solely for the purpose of informing the stockholders of the Company, in the manner required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of this corporate action before it takes effect.

This Information Statement is first being mailed or furnished to the stockholders of the Company on or about November 26, 2010, and the transaction described herein shall become effective at such future date as determined by the Board of Directors, as evidenced by the filing of the Certificate of Amendment with the Secretary of State of the State of Nevada, but in no event earlier than the 20th day after this Information Statement is mailed or furnished to the stockholders of record as of November 2, 2010.

ACTION BY BOARD OF DIRECTORS
AND
CONSENTING STOCKHOLDERS

On October 21, 2010 the Board held a meeting and adopted resolutions approving (i) a reverse split of the Company’s Common Stock on the basis of one share for every three outstanding shares (the “Reverse Split”), so that every three outstanding shares of Common Stock before the Reverse Split shall represent one share of Common Stock after the Reverse Split, (ii) a proposal that the capital stock of the Company include provision for the issuance of a class of preferred stock  and (iii) the additional following provisions to the Articles of Incorporation (a) the Board shall consist of not less than three nor more than seven directors, with the exact number fixed from time to time within those limits by the Board; (b) special meetings of stockholders may only be called by the Chairman of the Board or a majority of the members of the Board; (c) limits the personal liability of directors for acts or omissions as a director unless it involved a breach of fiduciary obligations related to intentional misconduct, fraud or knowing violation of law; and (d) provides for full indemnification of directors and officers of the Company to the fullest extent permitted by law.  The resolutions adopted by the Board was subsequently adopted by the written consent of the Company’s stockholders entitled to vote a majority of the shares of Common Stock then outstanding on October 21, 2010.  The Company intends to file a Certificate of Amendment reflecting just the changes to the Company’s Articles of Incorporation and then will file its Amended and Restated Articles of Incorporation (the “Restated Articles”) substantially in the form attached hereto as Exhibit A reflecting the entire the Articles of Incorporation which include the changes that were set forth in the Certificate of Amendment.

The Board knows of no other matters other than that described in this Information Statement which have been recently approved or considered by the holders of the Common Stock.

GENERAL

This Information Statement is first being mailed or furnished to stockholders on or about November 26, 2010. The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Common Stock. This Information Statement is being furnished by the Company and is available through the “Investor Relations” tab on the Company’s website at: www.ceccec.com.

VOTE OBTAINED — NEVADA LAW

Nevada Revised Statutes ("NRS") 78.390 provides that every amendment to the Company's Articles of Incorporation shall first be adopted by the resolution of the Board of Directors and then be subject to the approval of stockholders entitled to vote on any such amendment. Under NRS 78.390 and the Company's  bylaws, an affirmative vote by stockholders holding shares entitling them to exercise at least a majority of the voting power is sufficient to amend the Company's Articles of Incorporation. NRS 78.320 provides that, unless otherwise provided in the Company's Articles of Incorporation or the bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the amendment described herein as early as possible, the Company's Board sought, and did in fact obtain, the written consent of the holders of a majority in voting interest of the Company's voting stock.  NRS 78.320 provides that in no instance where action is authorized by written consent need a meeting of stockholders be called or notice given. Neither the Company’s Articles of Incorporation nor its bylaws prevent the use of written consents.

As of November 2, 2010, there were 45,000,000 shares of Common Stock of the Company issued and outstanding. Each holder of Common Stock is entitled to one vote for each share held by such holder. Stockholders holding in the aggregate 30,589,107 shares of Common Stock or 68% of the Common Stock outstanding on such date, approved the Reverse Split and the filing of the Certificate Amendment and the Restated Articles substantially in the form attached hereto as Exhibit A.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of November 2, 2010 (i) by each person who is known by us to beneficially own more than 5% of our Common Stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.  Unless otherwise stated, the address of all persons in the table is c/o China Energy Corporation, No. 57 Xinhua East Street,  Hohhot, Inner Mongolia F4 010010.

As of November 2, 2010, an aggregate of 45,000,000 shares of our Common Stock, par value $0.001 per share, were outstanding.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Owner		Percent of Class (1)
WenXiang Ding	0		-

YanHua Li	0		-

Alex (Yuan) Gong	0		-

Georgia Pacific Investments Inc. (“GPI”) (2) No. 5 New Road, Belize City, Belize	20,589,107	(2)	46%

Axim Holdings Inc. (“Axim”) (2) No. 5 New Road, Belize City, Belize	10,000,000	(2)	22%

Officers and Directors as a Group	0		-

1.
Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or or investment power within 60 days.  Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

2.	Yi Ding, son of WenXiang Ding, is the sole stockholder and director of GPI and/or Axim.

NOTICE TO STOCKHOLDERS OF ACTION
APPROVED BY CONSENTING STOCKHOLDERS

The following action has been approved by the written consent of the holders together entitled to vote a majority of the issued and outstanding shares of Common Stock:

APPROVAL OF A RESOLUTION TO EFFECT A REVERSE STOCK SPLIT OF THE
COMPANY’S COMMON STOCK AND AMENDMENT TO THE
ARTICLES OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT

Purpose of the Reverse Split

The Company’s Board has determined that it is in our best interest to effect a reverse split of our Common Stock of one share for three shares outstanding (the “Reverse Split”), so that every three outstanding shares of Common Stock before the Reverse Split shall represent one share of Common Stock after the Reverse Split with all fractional shares rounded up to the next whole share and accordingly, no money will be paid for fractional shares. Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Split or that the market price of our Common Stock will not decrease in the future.

The Board believes that the Company’s stockholders would benefit from greater liquidity in the Company’s Common Stock, and that in order to improve the closing bid price to qualify the Common Stock for listing on the NYSE AMEX stock market and that the Reverse Split of the Common Stock will allow the Common Stock to trade at a price which will meet the minimum listing requirements of NYSE AMEX. Consequently, the Board has recommended that we effect the Reverse Split.

Principal Effects of the Reverse Split

If the Company implements the Reverse Split, the number of shares of the Common Stock held by each stockholder would be reduced by dividing the number of shares held immediately before the Reverse Split by three, and then rounding up to the nearest whole share. The Reverse Split would not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share. Pursuant to the NRS, the Reverse Split only impacts outstanding shares and not authorized shares unless a certificate of amendment decreasing the authorized shares is filed in connection.

Corporate Matters.  The Reverse Split would have the following effects on the number of shares of Common Stock outstanding:

•	in a one-for-three reverse stock split, every three of our shares owned by a stockholder would be exchanged for one share; and

•	the number of shares of our Common Stock issued and outstanding will be reduced from 45,000,000 shares to 15,000,000 shares.

The Reverse Split will be effected simultaneously for all of our outstanding Common Stock and the exchange ratio will be the same for all of our outstanding Common Stock. The Reverse Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Split results in any of our stockholders owning a fractional share. As described below, stockholders and holders of options holding fractional shares will have their shares rounded up to the nearest whole number. Common Stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Effect on Market Price of our Common Stock.  The immediate effect of the Reverse Split would be to reduce the number of shares of the outstanding Common Stock and to possibly increase the trading price of such Common Stock. However, the effect of any effected Reverse Split upon the market price of the Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance, but in many cases does not. There can be no assurance that the trading price of the Common Stock after the Reverse Split will rise in proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the Reverse Split or remain at an increased level for any period. The trading price of the Common Stock may change due to a variety of other factors, including operating results, other factors related to business and general market conditions.

Dilution.  You may also experience future potential substantial dilution of your percentage of ownership of the equity in the Company as a result of this Reverse Split. While the Reverse Split itself does not result in a dilution (except with respect to the round up of fractional shares as discussed below), it makes available a substantial number of shares for future transactions by the Company, the consummation of which could result in substantial dilution.

Fractional Shares. No scrip or fractional share certificates will be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the three, will be entitled, upon surrender of  certificate(s) representing these shares, to a number of shares of shares rounded up to the nearest whole number and accordingly, no money will be paid for a fractional share. The ownership of a fractional interest will not give the stockholder any voting, dividend or other rights except to have his or her fractional interest rounded up to the nearest whole number.

Options and Warrants. Holders of options to purchase shares of Common Stock, who upon exercise of their options would otherwise be entitled to receive fractional shares, because they hold options which upon exercise would result in a number of shares of Common Stock not evenly divisible by the Reverse Split ratio, will receive a number of shares of Common Stock rounded up to the nearest whole number.

Authorized Shares. The Company will be authorized under the Certificate of Amendment to issue 195,000,000 shares of Common Stock.  Upon effectiveness of the Reverse Split, the number of authorized shares of Common Stock would remain the same, although the number of shares of Common Stock issued and outstanding will decrease.  The issuance in the future of additional shares of the our Common Stock may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights of the currently outstanding shares of our Common Stock.  Authorized but unissued shares will be available for issuance, and we may issue such shares in future financings or otherwise. If we issue additional shares, the ownership interest of holders of our Common Stock would be diluted.

The additional shares of Common Stock that would become available for issuance if the Reverse Split is approved could also be used by the Company’s management to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.  The Board has no plans to use any of the additional shares of Common Stock that would become available following the approval of the Reverse Split, if any, for any such purposes.

Accounting Matters. The par value per share of the Common Stock would remain unchanged after the Reverse Split. As a result, on the effective date of the Reverse Split, the stated capital on the balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Reverse Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of the Common Stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Split.

Other Effects on Outstanding Shares. If the Reverse Split is implemented, the rights and preferences of the outstanding shares of the Common Stock would remain the same after the Reverse Split. Each share of Common Stock issued pursuant to the Reverse Split would be fully paid and non-assessable. The Reverse Split would result in some stockholders owning “odd-lots” of less than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

No Appraisal Rights. Under Nevada Corporation Law, stockholders are not entitled to appraisal rights with respect to the proposed change in the Certificate of Amendment to effect the Reverse Split.

United States Federal Income Tax Consequences of the Reverse Split. The following is a summary of certain material U.S. federal income tax consequences of the Reverse Split to a stockholder (hereinafter a “U.S. stockholder”) that is a “United States person,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”). It does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the Reverse Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the Reverse Split may vary significantly as to each U.S. stockholder, depending upon the state in which such stockholder resides or does business. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities. The discussion below is based on the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares held by the stockholder prior to the Reverse Split (“Old Shares”) were, and the shares owned by the stockholders immediately after the Reverse Split (“New Shares”) will be, held as “capital assets,” as defined in the Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. The discussion below regarding the U.S. federal income tax consequences of the Reverse Split also is not binding on the Internal Revenue Service or the courts.  Accordingly, each stockholder is urged to consult with his or her own tax advisor with respect to the tax consequences of the Reverse Split.

No gain or loss should be recognized by a U.S. stockholder upon such stockholder’s exchange (or deemed exchange) of Old Shares for New Shares pursuant to the Reverse Split. The aggregate tax basis (and the holding period) of the New Shares received in the Reverse Split (including any fraction of a New Share deemed to have been received) should be the same as such stockholder’s aggregate tax basis (and holding period) in the Old Shares being exchanged.  Special tax basis and holding period rules may apply to holders that acquired different blocks of stock at different prices or at different times.  Holders should consult their own tax advisors as to the applicability of these special rules to their particular circumstances.

Potential Anti-Takeover Effect Of Certain Provisions.   Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. By increasing the number of shares available to authorize and issue, the Company has caused a potential anti takeover effect by creating potential dilution to the number of outstanding shares. Such dilution will cause a party attempting a takeover to be required to buy more shares of the Company stock and to expend additional resources to accomplish such a measure.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

The Reverse Split will become effective at such future date as determined by the Board, as evidenced by the filing of a certificate of amendment with the Secretary of State of the State of Nevada (which we refer to as the “Effective Time”), but in no event earlier than the 20th calendar day following the mailing of this Information Statement. To accomplish the Reverse Split, the Company would file a certificate of amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada. The text of the Restated Articles is subject to modification to include such changes as may be required by the laws of the State of Nevada and as the Board deems necessary and advisable to effect the Reverse Split. If the Board elects to implement the Reverse Split, the number of issued and outstanding shares of the Common Stock would be reduced in accordance with the exchange ratio for the Reverse Split. The number of authorized shares of the Common Stock would remain unchanged. The Reverse Split would become effective upon filing of a certificate of amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada. No further action on the part of stockholders would be required to either effect or abandon the Reverse Split.

The implementation of the Reverse Split will be taken at such future date as determined by the Board, as evidenced by a filing with the Secretary of State of the State of Nevada, but in no event earlier than the 20th day after this Information Statement is mailed or furnished to the stockholders of record as of November 2, 2010.  Moreover, although the Reverse Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Split prior to the proposed effective date if it determines that abandoning the Reverse Split is in the best interests of the Company.

As soon as practicable after the Effective Time, stockholders will be notified that the Reverse Split has been effected. As of the Effective Time of the Reverse Split, each certificate representing shares of the Common Stock before the Reverse Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of the Common Stock resulting from the Reverse Split, except that holders of un-exchanged shares would not be entitled to receive any dividends or other distributions payable by us after the Effective Time until they surrender their old stock certificates for exchange. All shares, underlying options and other securities would also be automatically adjusted at the Effective Time.

If the Company elects to exchange stock certificates, the Company expects that its transfer agent, Quicksilver Stock Transfer, will act as exchange agent for purposes of implementing the exchange of stock certificates.  In such event, as soon as practicable after the Effective Time, stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the Reverse Split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until such stockholder has surrendered the outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the Reverse Split, rounded up to the nearest whole share. `

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

The following action has been approved by the written consent of the holders together entitled to vote a majority of the issued and outstanding shares of Common Stock:

APPROVAL OF A RESOLUTION TO EFFECT AN AMENDMENT TO THE
ARTICLES OF INCORPORATION TO, AMONG OTHER THINGS, CREATE A
CLASS OF BLANK CHECK PREFERRED STOCK

Creation of “Blank Check” Preferred Stock

The Board and the holders of a majority of the outstanding shares of Common Stock of the Company have adopted a resolution unanimously approving an amendment to the Company's Articles of Incorporation to provide for the creation of a new class of 5,000,000 shares of what is commonly known as "blank check" Preferred Stock.  As of the date hereof, the Articles of the Company authorized the Company to issue 200,000,000 shares of Common Stock.  The resolution adopted by the Board and the holders of a majority of the outstanding shares of Common Stock provides that the Company will be authorized to issue 195,000,000 shares of Common Stock and 5,000,000 shares of blank check Preferred Stock.   The creation of the class of blank check Preferred Stock will be effected by the filing of the Certificate of Amendment.

Purpose of the Creation of Blank Check Preferred Stock

The Board believes the creation of the Preferred Stock is in the best interests of the Company and its stockholders and believes it advisable to authorize such shares to have them available for, among other things, possible issuance in connection with such activities as public or private offerings of shares for cash, dividends payable in stock of the Company, acquisitions of other companies, implementation of employee benefit plans and otherwise.

The term "blank check" Preferred Stock refers to stock for which the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof (collectively, the "Limitations and Restrictions"), are determined by the board of directors of a company. After the filing of the Certificate of Amendment, the Board is entitled to create through the filing of a Certificate of Designation up to 5,000,000 shares of Preferred Stock in one or more series with such Limitations and Restrictions as may be determined in the sole discretion of the Board of Directors, with no further authorization by security holders required for the creation and issuance thereof.

Principal Effects of Issuance of Blank Check Preferred Stock

Although the Board has no present intention of doing so, it could issue shares of Preferred Stock that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. When in the judgment of the Board this action will be in the best interests of the Company, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company. Such shares could be privately placed with purchasers favorable to the Board in opposing such action. In addition, the Board could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of the Company's Common Stock on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company.

While the Company may consider effecting an offering of Preferred Stock in the near future for purposes of raising additional working capital or otherwise, the Company, as of the date hereof, has no agreements or understanding with any third party to effect any such offering, and no assurances are given that any  offering will in fact be effected. Therefore, the terms of any Preferred Stock which could be created by the Board cannot be stated or estimated with respect to any or all of the securities authorized.

Additional Revisions to the Company’s Articles of Incorporation

The resolutions adopted by the Board and the holders of a majority of the outstanding shares of Common Stock of the Company to amend the Company’s Articles of Incorporation also includes the following provisions (i) the Board shall consist of not less than three nor more than seven directors, with the exact number fixed from time to time within those limits by the Board; (ii) special meetings of stockholders may only be called by the Chairman of the Board or a majority of the members of the Board; (iii) limits the personal liability of directors for acts or omissions as a director unless it involved a breach of fiduciary obligations related to intentional misconduct, fraud or knowing violation of law; and (iv) the Company's directors and officers shall be provided full indemnification to the fullest extent permitted by law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission (“SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330.  The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC may be obtained free of charge.

By Order of the Board of Directors

November 26, 2010

EXHIBIT A

090501

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles
(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

China Energy Corporation

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☒ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

Sections renumbered; New sections or amended sections:
4, 5, 6, 7, 8, 9, 10, 11 and 12.

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Restated Articles
Revised: 10-16-09

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
of
CHINA ENERGY CORPORATION

1.	Name. The name of the Corporation is “China Energy Corporation.”

2.           Address; Registered Office and Agent.  The address of the Corporation’s principal place of business in the State of Nevada is  202 South Minnesota Street, Carson City, Nevada, 89703 and its Registered Agent, upon whom process may be served on the Corporation, is United Corporate Services, Inc., 202 South Minnesota Street, Carson City, Nevada, 89703.

3.           Purposes.  The purpose of the Corporation is to engage in any business that is lawful under the Revised Statutes.

4.           Number of Shares.  The total number of shares of stock that the Corporation shall have authority to issue is: 200,000,000, divided as follows: 5,000,000 shares of Preferred Stock, without par value (the “Preferred Stock”), and 195,000,000 shares of Common Stock, par value of $0.001 per share (the “Common Stock”).

(a)          Except as otherwise provided by law or by these Articles of Incorporation and subject to the express terms of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of Directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his or her name on the books of the Corporation.  Except as otherwise provided by law or by these Articles of Incorporation and subject to the express terms of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation (the “Board ).  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

(b)          Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

(c)          Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board, each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolutions of the Board prior to the issuance of any shares of such series.  Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolutions of the Board providing for the issuance of such series Preferred Stock.  The Board is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

5.            Board of Directors.

(a)          Number of Directors.  The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.  Unless and except to the extent that the By-laws of the Corporation, as amended (the “By-laws”), shall so require, the election of the Directors of the Corporation need not be by written ballot.  The total number of Directors constituting the entire Board shall be not less than three nor more than seven, with the then-authorized number of Directors being fixed from time to time by the Board.

(b)          Vacancies and Newly Created Directorships.  Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board.  Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall be elected and qualified.  No decrease in the number of Directors shall shorten the term of any incumbent Director.

(c)          Removal of Directors.  Except for such additional Directors, if any, as are elected by the holders of any series of Preferred Stock, any Director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 50% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

6.            Limitation of Liability.  To the fullest extent permitted under the Revised Statutes, as amended from time to time, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any act or omission as a Director, provided that this provision shall not eliminate or limit the liability of a Director for any breach of the Director’s fiduciary duty to the Corporation or its stockholders, which breach involves intentional misconduct, fraud or a knowing violation of law.  If the Revised Statutes is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Revised Statutes, as so amended.

Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a Director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

7.            Indemnification.

(a)          Right to Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in Section 7(c), the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

(b)          Prepayment of Expenses.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 7 or otherwise.

(c)          Claims.  If a claim for indemnification or advancement of expenses under this Article 7 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d)          Nonexclusivity of Rights.  The rights conferred on any Covered Person by this Article 7 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of these Articles of Incorporation, the By-laws, agreement, vote of stockholders or disinterested Directors or otherwise.

(e)          Other Sources.  The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a Director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

(f)           Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article 7 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(g)          Other Indemnification and Prepayment of Expenses.  This Article 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

8.            Adoption, Amendment and/or Repeal of By-Laws.  In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Board is expressly authorized to make, alter and repeal the By-laws, subject to the power of the stockholders of the Corporation to alter or repeal any By-laws whether adopted by them or otherwise.  The holders of at least 50% of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to adopt new By-laws or to alter, amend or repeal the By-laws.

9.            Amendment of Articles of Incorporation.  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this Article.  The affirmative vote of the holders of at least 50% of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with these Articles of Incorporation.

10.          Actions by Written Consent.  Any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

11.          Special Meetings of the Corporation’s Stockholders.  Unless otherwise provided by applicable law, a special meeting of the Corporation’s stockholders may be called only by (a) the Corporation’s Chairman of the Board; or (b) a majority of the members of the Board, and may not be called by any other person or persons.

12.          Business Combinations Act.  The Corporation hereby elects not to be governed by the provisions of Sections 78.411-78.444 of the Revised Statutes.

CERTIFICATE OF OFFICER

The undersigned officer of China Energy Corporation under the provision of Chapter 78 of the Nevada Revised Statutes, does hereby certify as follows:

(1) These Restated Articles of Incorporation have been duly adopted in accordance with Section 78.403 of Chapter 78 of the Nevada Revised Statutes, as amended.

(2) The undersigned has been authorized to sign these Restated Articles of Incorporation by resolution of the board of directors of the Corporation adopted on October 21, 2010.

By:
Name: WenXiang Ding
Title: President and Chief Executive Officer